Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Conagra Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rules 456(b) and 457(r)	(1)(2)	(1)	(1)	(3)	(3)
	Equity	Preferred Stock		(1)	(1)	(1)	(3)	(3)
	Debt	Debt Securities		(1)	(1)	(1)	(3)	(3)

Fees Previously Paid	—	—	—	—	—	—	—	—

Total Offering Amounts						—		—
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fees Due								—

(1)  An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices.

(2)There are hereby registered such indeterminate number of shares of Common Stock as may be issued upon the conversion of Preferred Stock or the exchange of Exchangeable Debt Securities for which no separate consideration will be received.

(3)In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fees.